Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-173025, 333-162883, 333-139562 and 333-109296) of Merck & Co., Inc. of our report dated June 14, 2013, relating to the financial statements of the Merck US Savings Plan (formerly known as the MSD Employee Savings and Security Plan), which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 14, 2013